Exhibit 10.36

LINE MAINTENANCE AGREEMENT

This Line Maintenance Agreement (this “Agreement”) is made and entered into as of October 01, 2020 (the “Effective Date”) by and between Spirit Airlines, Inc., a corporation organized and existing under the laws of Delaware, with a place of business at 2800 Executive Way, Miramar Florida 33025 (“Spirit”) and Global Crossing Airlines, Inc., with a place of business at 4200 NW 36th Street, Building 5A, Miami Int’l Airport, Miami, FL 33166 (“Carrier”). Spirit and Carrier may hereinafter at times be referred to individually as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, Carrier is in the process of becoming certified in the United States as a part 121 carrier; and

WHEREAS, subject to the terms and conditions of this Agreement, Spirit is willing to furnish line maintenance services to Carrier in support of the certification process; and

NOW, THEREFORE, for and in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereto agree as follows:

1.

Term. This Agreement shall be effective as of the Effective Date set forth above, and will continue in effect until March 31, 2021, unless terminated earlier by either Party, for convenience and without penalty, by providing a 30-day advance written notice to the other Party.

2.	Services. Spirit agrees to provide to Carrier, those line maintenance services more particularly described in Exhibit A attached hereto (the “Services”) at the location(s) designated therein.

3.

Standards. Spirit shall follow its own standards, specifications, practices and procedures in furnishing the Services and, to the extent possible, will abide by the Carrier’s GMM/SPM. Carrier agrees to provide a copy of its GMM/SPM to Spirit prior to the commencement of Services, and commits to provide a 60-day advance written notice to Spirit in the event of any related revision, change or update on such manuals. By executing this Agreement, Carrier acknowledges that Spirit has furnished all information and materials desired by Carrier concerning Spirit’s on-call line maintenance procedures and practices and that such procedures and practices are acceptable to Carrier.

4.

Charges. In consideration of Spirit’s provisioning of Services and/or Materials hereunder, Carrier agrees to pay to Spirit, the charges set forth in Exhibit A. All amounts are expressed in U.S. dollars. The charges in Exhibit A and do not include the following, which shall ultimately be borne by Carrier:

i.

any charges, fees or taxes imposed or levied by the Airport, Customs or other authorities against Spirit or Carrier in connection with the provision of services hereunder or in connection with the Carrier’s flights; and

ii.	expenses incurred in connection with stopover and transfer passengers and with the handling of passengers for interrupted, delayed or cancelled flights.

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5.

Invoices. Invoices shall be submitted by Spirit to Carrier to the address listed below (or such other address as Carrier may advise in writing) at or following completion of the Service(s) on each aircraft:

Global Crossing Airlines, Inc.

Attn: Ryan Goepel, EVP/CFO

4200 NW 36th Street, Building 5A,

Miami Int’l Airport

Miami, FL 33166

6.

Payment. All payments shall be made in U.S. Dollars by wire transfer (in accordance with Spirit’s written instructions, as Spirit may revise from time to time throughout the Term) of immediately available funds within thirty (30) days following Carrier’s receipt of each applicable invoice.

7.

Material. As an option to Carrier, Spirit will supply a mutually agreed upon list of routinely required consumable and expendable materials needed for the Services, subject to the charges specified in Exhibit A. Supply of all other materials will be the sole responsibility of Carrier.

8.

Tooling. Unless otherwise mutually agreed in writing, the supply of specialized tooling, engine tooling, or any other such tooling that may be required for the accomplishment of Services hereunder and not otherwise carried in Spirit’s inventory will be the responsibility of Carrier.

9.

Training. All training of Spirit personnel which may be required by Spirit to perform the Services shall be provided by the Carrier at the location(s) where the Services are to be provided, or such other location as mutually agreed, at Carrier’s sole cost and expense. Carrier shall be invoiced by Spirit for time required for such training at the applicable rate as set forth in Exhibit A.

10.

Documentation. Carrier will supply any forms, documents, or other printed matter (in a format useable by Spirit using Spirit’s most current equipment) required for the proper performance of Spirit’s obligations under this Agreement.

11.

Technical Data. Carrier shall furnish Spirit with all current technical data relative to Carrier’s aircraft, engines, components and equipment as may be necessary or required by Spirit to perform the Services hereunder.

12.

Independent Contractor. In the performance of this Agreement, Spirit shall act, for all purposes, as an independent contractor and not as an agent or employee of Carrier. The employees furnishing services on behalf of Spirit shall act solely on behalf of Spirit and under no circumstances shall they be deemed employees or agents of Carrier.

13.

Confidential Information. The Parties shall keep in strict confidence the terms of this Agreement and shall not divulge, directly or indirectly, any trade secrets, strategies, methods or confidential information in respect to this Agreement to any third party. In the event that either Party is required to disclose any confidential information pursuant to a court order, or governmental or administrative request or other legal obligation, and except for those instances where required or instructed specifically not to notify the other Party, it shall notify and co-operate with the Party, limit any disclosure to the minimum required by law and, to the extent possible, procure that such information to be kept confidential. This clause shall remain in effect following expiration or any termination of this Agreement.

14.

Taxes. Any and all taxes (excluding any tax upon the income or gross receipts of Spirit), fees, duties or other charges imposed by any federal, state, county or local taxing or other authority on the provision or sale of Services, parts materials and/or articles to Carrier supplied under this Agreement (“Taxes”) for which Spirit may be held responsible for the collection on its own behalf or on the behalf of Carrier will be

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Carrier’s sole and exclusive responsibility and will be payable exclusively by Carrier. All amounts charged hereunder are exclusive of such taxes. Spirit’s failure to invoice or collect such Taxes from Carrier will not be deemed a waiver or release of Carrier’s obligations hereunder. Carrier further agrees to indemnify and hold Spirit harmless from and against the payment of any and all Taxes.

15.

Default. Spirit may terminate this Agreement immediately upon notice to Carrier, in the event that Carrier fails to meet its payment obligations contained in this Agreement. In such event, Spirit may terminate all work in progress and shall be relieved of all further responsibility and liability to Carrier to complete the services under this Agreement.

16.

Indemnification. Carrier shall indemnify, defend, and hold harmless Spirit, its officers, directors and employees from any and all liabilities, damages, losses, expenses, claims suits or judgements, including reasonable attorney’s fees and expenses (collectively referred to as the “Liability” or “Liabilities”), for the death of or bodily injury to any person for the loss of, damage to, or destruction of any property in any manner arising from the performance of work under this Agreement, unless such Liability was a result of Spirit’s willful misconduct.

17.

Insurance. At all times during the Term of this Agreement, Carrier, with respect to the operations and Services contemplated in this Agreement, agrees to carry and maintain at its own cost and expense in effect the following insurance:

i.

Airport and ground general liability insurance covering bodily injury, including death and property damage, product liability and completed operations in an amount not less than $500,000,000.00 combined single limit per occurrence for bodily injury and property damage. The insurance shall name Spirit as an additional insured and shall include a standard cross liability endorsement and contractual liability coverage.

ii.

Spirit and Carrier each agree to maintain Workers’ Compensation insurance for statutory limits and Employer’s Liability insurance in the amount not less than $1,000,000.00 to cover its employees. Spirit and Carrier agree to be solely and fully responsible for the payment of all Workers’ Compensation benefits for its employees.

Carrier shall obtain the insurance required by this Agreement from a financially sound insurance company of recognized responsibility and shall furnish Spirit with a certificate of insurance evidencing such coverage prior to commencement of the Services. All insurance shall be primary without contribution from any other insurance which is carried by Spirit and shall contain a waiver of all rights of subrogation that such insurer(s) have or may acquire against Spirit arising from the Services provided under this Agreement. All insurance policies shall provide that the insurance shall not be invalidated by any action or inaction of Carrier and that the insurance shall continue in full force and effect for at least thirty (30) days after Spirit receives written notice of cancellation, termination or material alteration.

18.

Applicable Law. This Agreement has been entered into in the State of Florida and shall be construed in accordance with , and its performance shall be governed by, the laws of the State of Florida, without regard to conflict of law principals which might refer such interpretation to the laws of a different state or jurisdiction. The Parties agree that, in the event of a legal pursuit, any action or suit shall be brought exclusively in, and hereby submit to the jurisdiction of the State of Florida, Courts of Broward County, Florida.

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19.

Force Majeure. Spirit shall not be liable nor responsible, nor be obligated to perform hereunder, nor deemed to be in default hereunder, for any failure or delay in performing hereunder occasioned by any of the following causes: acts of God or the public enemy, civil war, insurrections, riots, or civil disobedience, war, fires, floods, explosions, earthquakes, serious accidents, pandemics, epidemics, or quarantine restrictions, any act of government or any agency or subdivision thereof, governmental priorities, allocations, regulations or orders affecting materials, facilities or personnel , strikes, labor difficulties causing cessation, slowdown or interruptions of work, inability after due and timely diligence to procure materials, fuel, supplies accessories, equipment, parts, utility services or other services relating to the Services to be provided hereunder, damage or destruction to Spirit’s or Carrier’s facilities and equipment due to any cause whatsoever, or any other cause beyond Spirit’s reasonable control.

20.

Assignment. This Agreement, and the rights and obligations of the Parties hereto created hereunder shall not be assignable or delegated by either party hereto without the prior written consent of the other Party, but subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective successors, assigns and legal representatives.

21.

Notices. Any notice, demand or document that either Party is required or otherwise desires to give, deliver to or make upon the other Party hereunder shall be in writing and shall be: (i) personally delivered; (ii) sent by United States mail, registered or certified, return receipt requested, with postage prepaid; (iii) sent by prepaid overnight courier; or (iv) sent by electronic mail (e-mail) or facsimile (to the extent listed below) with confirmation of receipt, addressed as follows:

Notices to Spirit	Notices to Carrier

Attn: Kirk Thornburg	Attn: Christian Toro
Spirit Airlines, Inc.	Global Crossing Airlines, Inc.
VP, Technical Operations	VP, Technical Operations/DOM
2800 Executive Way, Miramar FL 33025	4200 NW 36th Street, Building 5A, Miami Int’l
Phone: (954) 447-8044	Airport, Miami, FL 33166
Kirk.Thornburg@Spirit.com	Phone: (305) 869-4707
Chris.toro@globalairlinesgroup.com
Copy to:
legaldepartment@spirit.com	Copy to:
Ryan.goepel@globalairlinesgroup.com

22.

Severability. If any provision or term of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted by law.

23.

Entire Agreement. This Agreement, including all Exhibits hereto (which are incorporated herein by reference), constitutes the complete agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, representations and understandings, if any, between the Parties concerning the same, whether written or oral. This Agreement shall not be modified or amended in any respect except by written instrument duly executed by or on behalf of the Parties to this Agreement.

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IN WITNESS WHEREOF, Spirit and Carrier have entered into this Agreement as of the Effective Date set forth above.

SPIRIT AIRLINES, INC.		GLOBAL CROSSING AIRLINES, INC.

By:		By:

Name:	KIRK THORNBURG	Name:	Christian Toro

Title:	VP, TECHNICAL OPERATIONS	Title:	VP, Technical Operations/DOM

10/15/2020 | 8:44 AM EDT
Date:		Date:	10/15/2020 | 8:36 AM EDT

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EXHIBIT A | LINE MAINTENANCE AGREEMENT

Exhibit A

1.	Services to be Provided. Spirit will provide approved mechanics to Carrier to perform Services at the following locations:

Table 1
Location	Service(s)	Start Date
Miami Int’l Airport (“MIA”)	Dedicated Support: Proving run support, service checks, weekly checks per the standard Airbus maintenance program	October 1, 2020

2.	Labor Rates. For the Services enumerated in section 1 of this Exhibit A, the charges (in hourly increments, except where otherwise stated) at each applicable location shall be:

a.

Introductory Rates. If Carrier meets or exceeds a monthly minimum of 330 hours, all Services detailed in Table 2 (except training) conducted on or before December 31, 2020 will be performed at a special introductory rate of $73.00 per hour. If Carrier does not meet the aforementioned monthly minimum, Carrier will be invoiced in accordance with the applicable rates set forth in in Table 2 below.

Table 2
SERVICE	ACY	FLL	MIA[1]

Dedicated support [2]	$750.00 Per Day ($75.00 Per Hour x 10 Hours Per Day)

Meet & Greet Service	$80.00 Per Flight	$80.00 Per Flight	$320.00 Per Flight ($80/Hour x 4-Hour Min)

On-Call	$90.00 Per Hour 2-Hour Minimum	$90.00 Per Hour 2-Hour Minimum	$90.00 Per Hour 3-Hour Minimum

Additional Labor	$90.00 Per Hour	$90.00 Per Hour	$90.00 Per Hour

Ride Along Services + Travel Expenses	$80.00 Per Hour	$80.00 Per Hour	$80.00 Per Hour 4-Hour Minimum

Training	$70.00 Per Hour	$70.00 Per Hour	$70.00 Per Hour

[1]

For On-Call Services at MIA, the Spirit technician will be dispatched from FLL. As such, Carrier can anticipate a response time lag commensurate to current traffic conditions. Related manhour minimums will be reduced to two (2) hours per call out in situations where the corresponding Spirit technician is already in the field at MIA.

[2]

Dedicated Support includes: (i) Dedicated 10 Man Hours per shift, (ii) one technician at 10 hours per shift, (iii) Aircraft movement/Taxi run-up, (iv) Logbook qualified, (v) Shut down RON and wake up service, and (vi) RON’s, Service Checks, Clear DMI’s.

[3]	Meet and Greet includes: One technician to meet the aircraft at arrival, 1 hour of support included/ 4 hours of support included (MIA).

3.

Transportation & Overhead. In addition to the charges set forth herein, any charges, fees or taxes imposed or levied by the applicable airport, customs or other authorities against Spirit in connection with the provisioning of services hereunder shall be invoiced to Carrier at Spirit’s actual cost. Transportation shall be invoiced at an additional 10% of Spirit’s daily fee for Dedicated Support set forth in Table 2 above.

4.

Availability. For the Services described above (excluding Dedicated Support), in those instances where Spirit and Carrier have a need for work at the same time, Spirit will prioritize those needs, taking into account the

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EXHIBIT A | LINE MAINTENANCE AGREEMENT

type of problem, departure times and resources then currently available. After such evaluation, Spirit will satisfy the most critical need first. Where such evaluation reveals that each of Spirit’s and Carrier’s needs are equally critical, Spirit’s need will be satisfied first, however, Spirit will make reasonable efforts to call in additional resources to minimize any impact on Carrier’s operation.

5.

Validity. All rates and charges under this appendix are expressed in 2020 economic conditions and shall be held firm for Services rendered on or before December 31, 2020 (the “Fixed Price Period”) in support of Carrier’s Part 121 certification process. Labor rates beyond the Fixed Price Period or subsequent to Carrier obtaining its Part 121 certificate will be quoted upon request and subject to mutual agreement.

6.

Material. For consumable and/or expendable materials supplied by Spirit in connection with Spirit’s performance of Services hereunder, Spirit shall be permitted to charge Carrier an amount equal to its own cost plus a mark-up of ten percent (10%).

7.	Overtime / Holiday. Overtime & Holiday labor shall be invoiced at one and a half times (1.5 x) the applicable hourly rate set forth in Table 2 above. For the purposes of this section:

i.

“Overtime” refers to applied labor in excess of eight (8) hours on a single calendar day for any one technician, or in excess of ten (10) hours on a single calendar day for Dedicated Support (where in all cases a partial hour is treated as a whole hour).

ii.	“Holiday” refers to applied labor on any Spirit holiday (New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day).

8.	Travel Expenses. Travel and related living expenses will be charged to Carrier at actual cost; miscellaneous expenses may be invoiced at a reasonable per diem rate.

9.	Shipping. For Spirit-supplied materials, Spirit shall be permitted to charge Carrier for the following at cost without a markup:

i.	Shipping/freight for routine material not otherwise commonly carried in Spirit’s inventory; and

ii.	Expedited freight and/or AOG processing fees for work-stoppage materials.

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